Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. Reports Second Quarter

Earnings Per Share of $0.27

Fort Myers, FL – August 28, 2013 – Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2013 second quarter and twenty-six weeks ended August 3, 2013.

For the second quarter, the Company reported net income of $43.6 million, a decrease of 18.4% compared to net income of $53.4 million in last year’s second quarter, and earnings per diluted share of $0.27, a decrease of 15.6% compared to a record $0.32 per diluted share in last year’s second quarter.

For the twenty-six weeks ended August 3, 2013, the Company reported net income of $94.7 million, a decrease of 11.5% compared to net income of $107.0 million in the same period last year, and earnings per diluted share of $0.58, a decrease of 9.4% compared to $0.64 per diluted share in the same period last year.

Net Sales

For the second quarter, net sales were a record $649.5 million, an increase of 1.2% compared to $641.7 million in last year’s second quarter, primarily reflecting 112 net new stores for a square footage increase of 8.8%. Comparable sales for the second quarter decreased 2.6% following a 5.6% increase in last year’s second quarter, reflecting lower transaction count and average dollar sale primarily as a result of the impact of lower traffic and the cycling of strong comparable sales last year.

The Chico’s/Soma Intimates brands’ comparable sales decreased 3.1% following a 7.2% increase in last year’s second quarter for a two-year stack of up 4.1% and the White House | Black Market brand’s comparable sales decreased 1.5% following a 2.3% increase in last year’s second quarter for a two-year stack of up 0.8%.

Gross Margin

For the second quarter, gross margin was $356.1 million compared to $362.2 million in last year’s second quarter. Gross margin was 54.8% of net sales, a 160 basis point decrease from last year’s second quarter, primarily reflecting increased promotional activity in response to lower traffic and investment in new distribution automation, partially offset by lower incentive compensation as a percent of net sales.

Selling, General and Administrative Expenses

For the second quarter, selling, general and administrative expenses (“SG&A”) were $286.3 million compared to $276.1 million in last year’s second quarter. SG&A was 44.0% of net sales, a 100 basis point increase from last year’s second quarter, primarily reflecting deleverage of occupancy and marketing expenses and the impact of investment spending on strategic initiatives, partially offset by lower incentive compensation as a percent of net sales.

Inventories

At the end of the second quarter, total inventories were $211.1 million compared to $191.7 million at the end of the second quarter last year. Inventories increased by $19.4 million, or 10.1%, primarily reflecting the impact of new stores and the calendar shift from last fiscal year’s 53rd week. Excluding the impact of the calendar shift as it relates to the timing of merchandise receipts, inventories increased approximately 2.1% from prior year, in line with planned sales growth. In-store inventory per selling square foot decreased approximately 1.4% compared to the second quarter of last year.

Share Repurchase Program

During the second quarter of fiscal 2013, the Company repurchased 1.4 million shares for $25 million under its $300 million share repurchase program announced in February 2013. During the twenty-six weeks ended August 3, 2013 and July 28, 2012, the Company repurchased a total of 4.9 million shares for $85.0 million and 1.8 million shares for $25.6 million, respectively, with $215 million remaining under the program as of the end of the second quarter of fiscal 2013.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico’s, White House | Black Market, Soma Intimates, and Boston Proper, is a leading women’s omni-channel specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of August 3, 2013, the Company operated 1,427 stores in the US. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico’s FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:

Todd Vogensen

Vice President-Investor Relations

Chico’s FAS, Inc.

(239) 346-4199

Chico’s FAS, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	August 3, 2013		July 28, 2012		August 3, 2013		July 28, 2012
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico’s/Soma Intimates	$839,395	63.6%	$839,960	65.0%	$414,734	63.8%	$414,618	64.6%
White House | Black Market	425,488	32.2%	386,225	29.9%	205,090	31.6%	194,498	30.3%
Boston Proper	55,342	4.2%	66,354	5.1%	29,679	4.6%	32,606	5.1%

Total net sales	1,320,225	100.0%	1,292,539	100.0%	649,503	100.0%	641,722	100.0%
Cost of goods sold	577,239	43.7%	551,763	42.7%	293,361	45.2%	279,542	43.6%

Gross margin	742,986	56.3%	740,776	57.3%	356,142	54.8%	362,180	56.4%
Selling, general and administrative expenses	591,161	44.7%	567,797	43.9%	286,262	44.0%	276,121	43.0%
Acquisition and integration costs	914	0.1%	841	0.1%	—	0.0%	283	0.0%

Income from operations	150,911	11.5%	172,138	13.3%	69,880	10.8%	85,776	13.4%
Interest income, net	299	0.0%	402	0.0%	108	0.0%	219	0.0%

Income before income taxes	151,210	11.5%	172,540	13.3%	69,988	10.8%	85,995	13.4%
Income tax provision	56,500	4.3%	65,500	5.0%	26,400	4.1%	32,600	5.1%

Net income	$94,710	7.2%	$107,040	8.3%	$43,588	6.7%	$53,395	8.3%

Per share data:
Net income per common share-basic	$0.58		$0.64		$0.27		$0.32

Net income per common and common equivalent share – diluted	$0.58		$0.64		$0.27		$0.32

Weighted average common shares outstanding – basic	157,379		163,898		156,589		163,822

Weighted average common and common equivalent shares outstanding – diluted	158,322		164,834		157,573		164,732

Dividends declared per share	$0.165		$0.1575		$0.055		$0.0525

Chico’s FAS, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	August 3, 2013	February 2, 2013	July 28, 2012
	(Unaudited)		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$93,417	$56,859	$109,466
Marketable securities, at fair value	208,434	272,499	248,480
Inventories	211,148	206,849	191,694
Prepaid expenses and other current assets	57,492	61,786	52,642

Total Current Assets	570,491	597,993	602,282

Property and Equipment, net	622,708	608,120	576,788

Other Assets:
Goodwill	238,693	238,693	238,693
Other intangible assets, net	125,988	127,754	129,933
Other assets, net	8,212	8,068	6,628

Total Other Assets	372,893	374,515	375,254

	$1,566,092	$1,580,628	$1,554,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$139,727	$129,387	$139,800
Other current liabilities	140,197	173,024	151,936

Total Current Liabilities	279,924	302,411	291,736

Noncurrent Liabilities:
Deferred liabilities	141,708	132,374	129,782
Deferred taxes	51,018	52,644	50,840

Total Noncurrent Liabilities	192,726	185,018	180,622

Stockholders’ Equity:

Preferred stock	—	—	—
Common stock	1,609	1,628	1,660
Additional paid-in capital	366,032	348,775	320,161
Retained earnings	725,736	742,580	759,838
Accumulated other comprehensive income	65	216	307

Total Stockholders’ Equity	1,093,442	1,093,199	1,081,966

	$1,566,092	$1,580,628	$1,554,324

Chico’s FAS, Inc.

Condensed Consolidated Cash Flow Statements

(Unaudited)

(in thousands)

	Twenty-Six Weeks Ended
	August 3, 2013	July 28, 2012
Cash Flows From Operating Activities:
Net income	$94,710	$107,040

Adjustments to reconcile net income to net cash provided by operating activities –
Depreciation and amortization	58,628	52,655
Deferred tax expense (benefit)	3,556	(4,490)
Stock-based compensation expense	14,304	11,005
Excess tax benefit from stock-based compensation	(1,437)	(3,367)
Deferred rent and lease credits	(8,602)	(8,082)
Loss on disposal and impairment of property and equipment	753	1,759
Changes in assets and liabilities, net of effects of acquisition:
Inventories	(4,299)	2,775
Prepaid expenses and other assets	(2,148)	5,519
Accounts payable	1,483	30,689
Accrued and other liabilities	(13,491)	30,032

Net cash provided by operating activities	143,457	225,535

Cash Flows From Investing Activities:
Decrease (increase) in marketable securities	63,914	(59,568)
Purchases of property and equipment, net	(71,745)	(78,755)
Purchases of intangibles	(420)	—

Net cash used in investing activities	(8,251)	(138,323)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	7,900	6,524
Excess tax benefit from stock-based compensation	1,437	3,367
Dividends paid	(17,777)	(17,530)
Repurchase of common stock	(90,208)	(29,026)

Net cash used in financing activities	(98,648)	(36,665)

Net increase in cash and cash equivalents	36,558	50,547
Cash and Cash Equivalents, Beginning of period	56,859	58,919

Cash and Cash Equivalents, End of period	$93,417	$109,466

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of basic earnings per share pursuant to the “two-class” method. For the Company, participating securities are comprised of unvested restricted stock awards.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from securities such as stock options and performance-based restricted stock units (“PSUs”).

The following table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying condensed consolidated statements of income:

	Twenty-Six Weeks Ended		Thirteen Weeks Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
	(dollars in thousands)
Numerator

Net income	$94,710	$107,040	$43,588	$53,395

Net income and dividends declared allocated to unvested restricted stock	(2,612)	(1,941)	(1,284)	(1,006)

Net income available to common shareholders	$92,098	$105,099	$42,304	$52,389

Denominator

Weighted average common shares outstanding – basic	157,378,652	163,897,542	156,589,110	163,822,041
Dilutive effect of stock options and PSUs outstanding	943,068	935,972	983,505	910,234

Weighted average common and common equivalent shares outstanding – diluted	158,321,720	164,833,514	157,572,615	164,732,275

Net income per common share:

Basic	$0.58	$0.64	$0.27	$0.32

Diluted	$0.58	$0.64	$0.27	$0.32

Chico’s FAS, Inc.

Store Count and Square Footage

Thirteen Weeks Ended August 3, 2013

(Unaudited)

	As of 5/4/2013	New Stores	Closures	As of 8/3/2013
Store count:
Chico’s frontline boutiques	611	5	—	616
Chico’s outlets	102	4	—	106
WH|BM frontline boutiques	409	7	—	416
WH|BM outlets	48	4	—	52
Soma frontline boutiques	209	12	(3)	218
Soma outlets	16	1	—	17
Boston Proper frontline boutiques	2	—	—	2

Total Chico’s FAS, Inc.	1,397	33	(3)	1,427

	As of 5/4/2013	New Stores	Closures	Other changes in SSF	As of 8/3/2013
Net selling square footage (SSF):
Chico’s frontline boutiques	1,667,756	13,193	—	111	1,681,060
Chico’s outlets	258,491	9,273	—	(91)	267,673
WH|BM frontline boutiques	910,115	18,318	—	3,623	932,056
WH|BM outlets	97,604	8,636	—	—	106,240
Soma frontline boutiques	398,717	23,951	(5,550)	(3,619)	413,499
Soma outlets	30,773	1,909	—	—	32,682
Boston Proper frontline boutiques	2,878	—	—	—	2,878

Total Chico’s FAS, Inc.	3,366,334	75,280	(5,550)	24	3,436,088

Chico’s FAS, Inc.

Store Count and Square Footage

Twenty-Six Weeks Ended August 3, 2013

(Unaudited)

	As of 2/3/2013	New Stores	Closures	As of 8/3/2013
Store count:
Chico’s frontline boutiques	606	13	(3)	616
Chico’s outlets	99	7	—	106
WH|BM frontline boutiques	398	20	(2)	416
WH|BM outlets	45	7	—	52
Soma frontline boutiques	193	29	(4)	218
Soma outlets	16	1	—	17
Boston Proper frontline boutiques	—	2	—	2

Total Chico’s FAS, Inc.	1,357	79	(9)	1,427

	As of 2/3/2013	New Stores	Closures	Other changes in SSF	As of 8/3/2013
Net selling square footage (SSF):
Chico’s frontline boutiques	1,653,252	33,955	(7,777)	1,630	1,681,060
Chico’s outlets	251,846	16,095	—	(268)	267,673
WH|BM frontline boutiques	873,183	50,436	(4,247)	12,684	932,056
WH|BM outlets	91,619	14,621	—	—	106,240
Soma frontline boutiques	370,770	57,698	(7,863)	(7,106)	413,499
Soma outlets	30,773	1,909	—	—	32,682
Boston Proper frontline boutiques	—	2,878	—	—	2,878

Total Chico’s FAS, Inc.	3,271,443	177,592	(19,887)	6,940	3,436,088